UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 20, 2018

AMERICAN EXPRESS CREDIT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6908	11-1988350
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
200 Vesey Street New York, New York		10285
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 640-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations

For the twelve months ended December 31, 2017, American Express Credit Corporation (the “Company”) will report (a) net loss of $603 million compared to net income of $197 million for the twelve months ended December 31, 2016, (b) provisions for losses of $244 million compared to $151 million for the twelve months ended December 31, 2016 and (c) a ratio of earnings to fixed charges of 1.50 compared to 1.62 for the twelve months ended December 31, 2016. The year over year decrease in net income reflects an increase in tax provision due to U.S. tax reforms, as described below.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. federal corporate income tax rules.  Most notably, effective January 1, 2018, the Tax Act reduces the U.S. federal statutory corporate income tax rate (the “federal tax rate”) from 35 percent to 21 percent, introduces a territorial tax system in which future dividends paid from earnings outside the U.S. to a U.S. corporation are not subject to U.S. federal taxation and imposes new U.S. federal corporate income taxes on certain foreign operations.

Two provisions of the Tax Act drove a 2017 charge of $858 million which impacted the Company’s earnings in the fourth quarter.  In particular, the Tax Act imposes a one-time deemed repatriation tax on undistributed earnings of certain non-U.S. subsidiaries. In addition, the reduction of the federal tax rate required the Company to remeasure its U.S. deferred tax assets and liabilities from 35 percent to the lower rate of 21 percent. The 2017 charge for these items reflects the Company’s best estimate based on information currently available and the Company’s current interpretation of the Tax Act.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS CREDIT CORPORATION
(REGISTRANT)

By:	/s/ John Nowak
Name: John Nowak
Title: Assistant Secretary

Date:  February 20, 2018